Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS;
INTRODUCES FIRST QUARTER AND FULL YEAR 2014 GUIDANCE

•	Fourth quarter comparable sales rose 1%

•	Fourth quarter diluted EPS of $0.57 is within guidance range

•	Inventory down 1% on an absolute basis; down 5% on a per square foot basis

•	Introduces first quarter and full year 2014 EPS guidance ranges of $0.12 to $0.18 and $1.03 to $1.23, respectively

Columbus, Ohio - March 12, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, today announced fourth quarter and full year 2013 financial results. These results cover the 13 and 52 week periods ended February 1, 2014 and compare to the 14 and 53 week periods ended February 2, 2013. Comparable sales for the fourth quarter and full year 2013 were calculated using the 13 and 52 week periods ended February 1, 2014 compared to the 13 and 52 week periods ended February 2, 2013, respectively.

Michael Weiss, the Company’s Chairman and Chief Executive Officer, noted that, "Our fourth quarter results were within the range of our revised guidance but disappointing nonetheless given the strength of our collection across both genders. We delivered positive comps for the quarter, but the heavier than planned pace of promotions impacted both top-line and margins. On the plus side, we ended the quarter with lean inventories heading into Spring. We also made advances in terms of three of our growth pillars. Specifically, we continued to grow our E-Commerce business; opened new North American stores, including our San Francisco flagship; and continued our international expansion. We also laid the groundwork for our outlet initiative and plan to open the first of these outlet stores in the beginning of May 2014.”

Commenting on first quarter and full year 2014 guidance, Mr. Weiss noted that, "We transitioned to Spring with multiple key items that are turning quickly and an assortment that is highlighting important emerging trends. The start of 2014 has nevertheless been extremely difficult, with traffic down significantly, negative comparable sales and the promotional environment remaining intense. Our first quarter guidance reflects year to date traffic and comparable sales as well as our belief that a material uptick in traffic is not necessarily imminent. This in turn leads us to believe that the promotional environment will continue, and we have planned accordingly. Our full year projections anticipate a return to EPS growth in the back half of the year, but full year results will be impacted by a weak start to 2014 and de-leveraging associated with our buying and occupancy and SG&A expenses. We are working on a variety of initiatives to generate improved results and remain committed to driving long-term shareholder value.”
Fourth Quarter 2013 Operating Results (for the 13 week period ended February 1, 2014 compared to the 14 week period ended February 2, 2013):

•
Net sales for the fourth quarter were $715.9 million. Net sales for the fourth quarter of 2012 were $731.7 million, including approximately $27.0 million related to the fourteenth week in last year's fourth quarter.

•
Comparable sales (including e-commerce sales) increased 1% compared to a 1.5% increase in last year's fourth quarter. E-commerce sales increased 14% to $138.8 million in the fourth quarter of 2013 (13 weeks) compared to last year's 14 week fourth quarter.

•
Gross margin as a percentage of net sales declined 300 basis points over last year’s fourth quarter and represented 32.0% of net sales. Merchandise margin declined by 220 basis points reflecting the intensely promotional nature of the holiday period and January. Buying and occupancy costs as a percentage of sales rose by 80 basis points.

•
Selling, general, and administrative (SG&A) expenses were $144.1 million versus $144.4 million in last year's fourth quarter. As a percentage of net sales, SG&A expenses rose by 40 basis points to 20.1% compared to 19.7% in last year’s fourth quarter.

•
Operating income was $85.4 million, or 11.9% of net sales, compared to $111.4 million, or 15.2% of net sales, in the fourth quarter of 2012. Operating income in the fourth quarter of 2012 included approximately $5.2 million related to the fourteenth week.

•	Income tax expense was $31.8 million, at an effective tax rate of 39.9%, compared to $42.1 million, at an effective tax rate of 39.7% in last year's fourth quarter.

•
Net income was $47.9 million, or $0.57 per diluted share. This compares to net income of $63.9 million, or $0.75 per diluted share, in the fourth quarter of 2012, with 2012’s fourteenth week contributing approximately $0.04 per diluted share.

•	Real estate activity for the fourth quarter of 2014 is detailed in Schedule 4.

Full Year 2013 Operating Results (for the 52 week period ended February 1, 2014 compared to the 53 week period ended February 2, 2013):

•	Net sales increased 3% to $2.2 billion. Prior year net sales included approximately $27.0 million associated with the 53rd week.

•
Comparable sales (including e-commerce sales) increased 3% while comparable sales in the prior year period were flat. E-commerce sales increased 25% to $340.6 million in 2013 (52 weeks) compared to last year's 53 week period.

•	Gross margin was 32.3% of net sales compared to 34.4% in 2012. Merchandise margins declined 120 basis points and buying and occupancy costs as a percentage of sales increased 90 basis points.

•	SG&A expenses were $504.3 million versus $491.6 million in 2012. As a percentage of net sales, SG&A expenses improved 10 basis points to 22.7%.

•
Operating income was $214.3 million, or 9.7% of net sales, compared to $251.6 million, or 11.7% of net sales, in the prior year period. Prior year operating income included approximately $5.2 million associated with the 53rd week.

•	Income tax expense was $76.6 million, at an effective tax rate of 39.7%, compared to $92.7 million, at an effective tax rate of 40.0% in the prior year period.

•
Net income was $116.5 million, or $1.37 per diluted share, compared to net income of $139.3 million, or $1.60 per diluted share, in 2012, with 2012’s 53rd week contributing approximately $0.04 per diluted share.

2013 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $311.9 million versus $256.3 million at the end of 2012.

•	Capital expenditures totaled $105.4 million, compared to $99.7 million in the prior year.

•	Inventory was $212.5 million, a decrease of 1%, compared to $215.1 million at the end of 2012. Inventory per square foot decreased 5% compared to the end of 2012.

Classification of Sell-Off Revenue:
We have revised our presentation of revenue associated with the sell off of end of season product to third parties. This resulted in a minor impact to our previously reported revenue, cost of goods sold and gross profit percentage. Sell-off revenue is now recorded in net sales rather than being netted against our cost of goods sold, buying and occupancy costs. Gross profit dollars and net income were unaffected. Please refer to Schedule 5 for details regarding the impact of the reclassification in 2012 and 2013.

2014 Guidance:
The table below compares the Company's projected results for the thirteen week period ended May 3, 2014 to the actual results for the thirteen week period ended May 4, 2013. These projections do not take into account any actions we will be taking with respect to our long-term debt, which we intend to refinance in the near term.

	First Quarter 2014 Guidance	First Quarter 2013 Actual Results
Comparable Sales	Negative low double to negative high single digits	Flat
Effective Tax Rate	40.0 - 41.0%	39.6%
Interest Expense, Net	$5.5 - $6 million	$4.8 million
Net Income	$10 - $15 million	$32.4 million
Diluted Earnings Per Share (EPS)	$0.12 - $0.18	$0.38
Weighted Average Diluted Shares Outstanding	84.5 million	85.5 million
See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended January 31, 2015 to the actual results for the fifty-two week period ended February 1, 2014.

	Full Year 2014 Guidance	Full Year 2013 Actual Results
Comparable Sales	Negative low single digits to flat	3%
Effective Tax Rate	Approximately 40%	39.7%
Interest Expense, Net	$23 - $25 million	$19.5 million
Net Income	$88 - $105 million	$116.5 million
Diluted EPS	$1.03 - $1.23	$1.37
Weighted Average Diluted Shares Outstanding	85.1 million	85.1 million
Capital Expenditures	$110 - $115 million	$105.4 million
See Schedule 4 for projected real estate activity.
Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur.

Conference Call Information:
A conference call to discuss fourth quarter and 2014 results is scheduled for Wednesday March 12, 2014, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on March 12, 2014 until 11:59 p.m. ET on March 19, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13576286.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates approximately 630 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the first quarter and full year 2014, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, (3) statements regarding the Company's future plans and initiatives, including plans to refinance the Company's long-term debt, and (4) expectations regarding traffic and the promotional environment. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	February 1, 2014	February 2, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$311,884	$256,297
Receivables, net	17,384	11,024
Inventories	212,510	215,082
Prepaid minimum rent	28,554	25,166
Other	13,129	8,293
Total current assets	583,461	515,862

PROPERTY AND EQUIPMENT	767,661	625,344
Less: accumulated depreciation	(391,539)	(346,975)
Property and equipment, net	376,122	278,369

TRADENAME/DOMAIN NAME	197,812	197,719
DEFERRED TAX ASSETS	17,558	16,808
OTHER ASSETS	7,717	10,441
Total assets	$1,182,670	$1,019,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$154,736	$176,125
Deferred revenue	28,436	27,851
Accrued bonus	694	336
Accrued expenses	116,238	108,464
Total current liabilities	300,104	312,776

LONG-TERM DEBT	199,170	198,843
DEFERRED LEASE CREDITS	114,509	91,491
OTHER LONG-TERM LIABILITIES	94,318	44,927
Total liabilities	708,101	648,037

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	474,569	371,162
Total liabilities and stockholders’ equity	$1,182,670	$1,019,199

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
NET SALES	$715,880	$731,685	$2,219,125	$2,157,227
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	486,762	475,872	1,501,418	1,414,588
Gross profit	229,118	255,813	717,707	742,639
OPERATING EXPENSES:
Selling, general, and administrative expenses	144,112	144,375	504,277	491,599
Other operating (income) expense, net	(414)	30	(829)	(523)
Total operating expenses	143,698	144,405	503,448	491,076

OPERATING INCOME	85,420	111,408	214,259	251,563

INTEREST EXPENSE, NET	5,065	5,215	19,522	19,552
OTHER EXPENSE, NET	613	144	1,571	40
INCOME BEFORE INCOME TAXES	79,742	106,049	193,166	231,971
INCOME TAX EXPENSE	31,816	42,106	76,627	92,704
NET INCOME	$47,926	$63,943	$116,539	$139,267

OTHER COMPREHENSIVE INCOME:
Foreign currency translation (loss) gain	(950)	33	(708)	(13)
COMPREHENSIVE INCOME	$46,976	$63,976	$115,831	$139,254

EARNINGS PER SHARE:
Basic	$0.57	$0.75	$1.38	$1.60
Diluted	$0.57	$0.75	$1.37	$1.60

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	83,837	84,944	84,466	86,852
Diluted	84,609	85,320	85,068	87,206

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$116,539	$139,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,810	67,727
Loss on disposal of property and equipment	670	124
Impairment charge	26	6
Excess tax benefit from share-based compensation	(210)	(422)
Share-based compensation	21,174	16,308
Deferred taxes	(807)	3,937
Landlord allowance amortization	(9,342)	(8,166)
Changes in operating assets and liabilities:
Receivables, net	(6,508)	(1,991)
Inventories	2,133	(1,997)
Accounts payable, deferred revenue, and accrued expenses	(28,973)	17,564
Other assets and liabilities	30,563	37,007
Net cash provided by operating activities	195,075	269,364

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(105,368)	(99,674)
Purchase of intangible assets	(94)	(210)
Net cash used in investing activities	(105,462)	(99,884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(313)	(55)
Excess tax benefit from share-based compensation	210	422
Proceeds from share-based compensation	4,701	623
Repurchase of common stock	(37,929)	(66,541)
Net cash used in financing activities	(33,331)	(65,551)

EFFECT OF EXCHANGE RATE ON CASH	(695)	6

NET DECREASE IN CASH AND CASH EQUIVALENTS	55,587	103,935
CASH AND CASH EQUIVALENTS, Beginning of period	256,297	152,362
CASH AND CASH EQUIVALENTS, End of period	$311,884	$256,297

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2013 - Actual
Company-Operated Stores	Opened	Closed
United States	3	—
Canada	1	—
Total	4	—

Full Year 2013 - Actual				February 1, 2014 - Actual
Company-Operated Stores	Opened	Closed		Store Count	Gross Square Footage
United States	12	(9)		617
Canada	4	—		15
Total	16	(9)		632	5.5 million

First Quarter 2014 - Projected				May 3, 2014 - Projected
Company-Operated Stores	Open	Close	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	2	(9)	(15)	595
United States - Outlet Stores	2		15	17
Canada	1	—	—	16
Total	5	(9)	—	628	5.5 million

Full Year 2014 - Projected				Full Year 2014 - Projected
Company-Operated Stores	Open	Close	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	8	(15)	(15)	595
United States - Outlet Stores	16		15	31
Canada	2	—	—	17
Total	26	(15)	—	643	5.6 million

Schedule 5
Express, Inc.
Classification of Sell-Off Revenue
(Unaudited)

	2013 Quarter
	First	Second	Third
	(in thousands, except percentages)
Net sales, as previously reported	$508,524	$486,158	$502,992
Sell-off adjustment	838	3,917	816
Adjusted net sales	$509,362	$490,075	$503,808

Cost of goods sold, buying and occupancy costs, as previously reported	$337,747	$333,611	$337,727
Sell-off adjustment	838	3,917	816
Adjusted Cost of goods sold, buying and occupancy costs	$338,585	$337,528	$338,543

Gross profit	$170,777	$152,547	$165,265
Gross profit %, as previously reported	33.6%	31.4%	32.9%
Adjusted gross profit %	33.5%	31.1%	32.8%

	2012 Quarter
	First	Second	Third	Fourth
	(in thousands, except percentages)
Net sales, as previously reported	$495,952	$454,879	$468,527	$728,711
Sell-off adjustment	1,269	3,984	931	2,974
Adjusted net sales	$497,221	$458,863	$469,458	$731,685

Cost of goods sold, buying and occupancy costs, as previously reported	$307,185	$308,358	$316,989	$472,898
Sell-off adjustment	1,269	3,984	931	2,974
Adjusted Cost of goods sold, buying and occupancy costs	$308,454	$312,342	$317,920	$475,872

Gross profit	$188,767	$146,521	$151,538	$255,813
Gross profit %, as previously reported	38.1%	32.2%	32.3%	35.1%
Adjusted gross profit %	38.0%	31.9%	32.3%	35.0%

The classification of sell-off revenue was revised during the fourth quarter of 2013, moving the income from cost of goods sold, buying and occupancy costs to net sales. Previous quarters have been adjusted as noted above to conform to current presentation.